March 13, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549


Re:  Authorization to Sign Rule 16 Forms


    I am a newly appointed Vice President and, effective March 15, 2008, Acting Chief Accounting Officer of General Electric Company ("GE") and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities & Finance Counsel), Elizabeth Nemeth, (GE's Corporate and Securities Counsel), Christoph A. Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf the attached Form 3 and any Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


		Very truly yours,


		S/Walter F. Ielusic
		Walter F. Ielusic


STATE OF CONNECTICUT
				) ss
COUNTY OF FAIRFIELD



On this 13th day of March 2008, before me Jeremy J. Gilbert, the undersigned officer, personally appeared Walter F. Ielusic, who acknowledged himself to be a Vice President of General Electric Company, a corporation, and that he as such Vice President being authorized so to do, executed the foregoing instrument for the same purposes therein contained, by signing the name of the corporation by himself as Vice President.


In witness whereof I hereunto set my hand and affix my seal.


S/Jeremy Gilbert
Name: Jeremy Gilbert
Notary Public
My commission expires October 31, 2010